Exhibit 99.1

NEWS RELEASE
Construction Partners, Inc. Provides Operational Update Following Hurricane Ian

DOTHAN, AL, October 4, 2022 – Construction Partners, Inc. (NASDAQ: ROAD) (the “Company”), a vertically integrated civil infrastructure company specializing in the construction and maintenance of roadways across five southeastern states, today provided an initial update following the landfall of Hurricane Ian regarding its impact on the Company’s operations.
Fred J. (Jule) Smith, III, the Company’s President and Chief Executive Officer, said, “Our thoughts and prayers are with everyone affected by Hurricane Ian. This was a record storm that tore through three of the five states in which we operate, causing significant destruction, power outages and hardships for many communities across Florida, South Carolina and North Carolina. At CPI, the safety of our employees is our top priority, and I am proud of our team’s proactive measures to give our employees time and encouragement to prepare for the storm’s impact. CPI now stands ready to help repair and rebuild our affected communities once we are called upon by our city and state customers.
“While our facilities in Florida, South Carolina and North Carolina did not sustain significant damage, operations were affected across many of these markets during the final week of September as we sought to keep our people safe and secure our operating assets.
“Following the passage of Hurricane Ian, we have now resumed work that was delayed in the final week of September across all of our markets, and new project work will be necessary in certain local markets impacted by the storm. Despite the hardships faced by many in our local communities, we are thankful to have endured the storm, and we are prepared to assist with the much-needed recovery efforts.”
About Construction Partners, Inc.
Construction Partners, Inc. is a vertically integrated civil infrastructure company operating across five southeastern states. Supported by its hot-mix asphalt plants, aggregate facilities and liquid asphalt terminal, the company focuses on the construction, repair and maintenance of surface infrastructure. Publicly funded projects make up the majority of its business and include local and state roadways, interstate highways, airport runways and bridges. The company also performs private sector projects that include paving and sitework for office and industrial parks, shopping centers, local businesses and residential developments. To learn more, visit www.constructionpartners.net.
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained herein that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “seek” “continue,” “estimate,” “predict,” “potential,” “targeting,” “could,” “might,” “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “project,” “outlook,” “believe,” “plan” and similar expressions or their negative. These forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements are set forth in the Company’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and other reports the Company files with the SEC. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law.

Contact:
Rick Black
Dennard Lascar Investor Relations
ROAD@DennardLascar.com
(713) 529-6600